Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com

Contacts:	St. Jude Medical	Boston Scientific
	Angela Craig	Milan Kofol
	Investor Relations	Investor Relations
	(651) 481-7789	(508) 650-8569

	Kathleen Janasz	Paul Donovan
	Media Relations	Media Relations
	(651) 415-7042	(508) 650-8541

ST. JUDE MEDICAL AND BOSTON SCIENTIFIC SETTLE PATENT LITIGATION

ST. PAUL, Minn. and NATICK, Mass. — July 31, 2006 — St. Jude Medical, Inc. (NYSE: STJ) and Boston Scientific Corporation (NYSE: BSX) today announced that they have entered into an agreement that resolves four previously disclosed patent litigation matters pending between the companies and certain of their affiliates.

Under the settlement, St. Jude Medical and Boston Scientific have also agreed to limit how two previously disclosed patent cases, though not resolved, will be pursued.

St. Jude Medical and Boston Scientific have also agreed to a patent cross license involving the companies’ cardiac rhythm management patent portfolios, and a separate cross license of certain patents held by each of their affiliates related to neuromodulation.

“We are pleased to have reached these agreements, which eliminate much of the expense and uncertainty associated with the litigation and enable the company to focus its resources and attention on providing patients with life-saving products,” said St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks.

"We are pleased to have reached a reasonable commercial settlement of the lawsuits between Boston Scientific and St. Jude Medical," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "We are also pleased to have reached agreement on additional cross licenses, which will help reduce the possibility of future patent disputes between our companies. This is very welcome news, which we believe will benefit both companies and offer physicians and patients continued access to a broad range of treatment alternatives."

St. Jude Medical and Boston Scientific each will be filing a Form 8-K with the U.S. Securities and Exchange Commission that provides additional detail concerning the settlement agreement and license agreements.

About Boston Scientific

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., the Company employs approximately 10,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for St. Jude Medical and Boston Scientific Corporation. The statements made by the companies are based upon their respective management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the companies’ control and the risk factors and other cautionary statements described in the companies’ filings with the SEC.